Exhibit 23.5

August 11, 2025

Consent of Qualified Person

Bruce Davis Consulting (BDC), in connection with Western Alaska Mineral Corp.’s registration statement on Form S-1 and the proxy statement/prospectus included therein and any amendments or supplements and/or exhibits thereto (collectively, the “Registration Statement”), consents to:

•	The filing and use of the technical report titled “S-K 1300 Technical Report Summary, Illinois Creek Project, Western Alaska, USA” (the “Technical Report Summary”), with an effective date of January 31, 2025, and dated April 30, 2025, that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (S-K 1300), as an exhibit to and referenced in the Registration Statement;

•	The use of and references to our name, including our status as an expert or “qualified person” (as defined in S-K 1300), in connection with the Registration Statement and the Technical Report Summary; and

•	Any extracts from or a summary of the Technical Report Summary included in or incorporated by reference in the Registration Statement and the use of any information derived, summarized, quoted, or referenced from the Technical Report Summary, or portions thereof, that was prepared by us, that I supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Registration Statements.

BDC is responsible for authoring, and this consent pertains to, the overall preparation the Technical Report Summary, excluding sections 3.5, 3.6, 7.3, 10 and related disclosure in 1, 22, 23, and 24. BDC certifies that it has read the Registration Statement and that it fairly and accurately represents the information in the Technical Report Summary for which it is responsible.

/s/ Bruce Davis

Bruce Davis, Ph.D, FAusIMM Principal

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